Exhibit 10.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of July 7, 2022, by and among DarioHealth Corp., a Delaware corporation (“Parent”), and Jonathan Whitcher and Brian Branson, in their capacities as the representatives (the “Holders’ Representative”) of the former equity holders of PsyInnovations, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent acquired the Company pursuant to the Agreement and Plan of Merger, by and among Parent, the Company, WF Merger Sub, Inc. and the Holders’ Representative, dated as of May 15, 2021 (the “Merger Agreement”);

WHEREAS, Section 2.15 of the Merger Agreement provides that the Holders are eligible to receive an Earn-Out Amount payment under certain circumstances;

WHEREAS, Section 9.04 of the Merger Agreement provides that the Merger Agreement may be amended after the Closing by Parent and the Holders’ Representative, which amendments shall be binding on each Holder; and

WHEREAS, Parent and the Holders’ Representative desire to amend Section 2.15 of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Amendment to Merger Agreement.  Section 2.15(a)(ii) of the Merger Agreement shall be amended in its entirety to read as follows:

(ii) if for the Earn-Out Period, Parent and its Subsidiaries (including the Company) earn wayForward Revenue of more than $3,000,000 but less than $10,000,000, then the Earn-Out Amount shall equal the result of (x) the wayForward Revenue multiplied by (y) 0.5.

2.No Other Modification.  Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Merger Agreement shall remain in full force and effect, as applicable.

3.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

4.Entire Agreement. This Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement. Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Merger Agreement.

5.Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

6.Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.  Facsimile, .pdf and other electronic execution and delivery of this consent is legal, valid and binding for all purposes.

7.Headings.  The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

DARIOHEALTH CORP.

By:	/s/ Zvi Ben David
Name:
Title:

JONATHAN WHITCHER

/s/ Johnathan Whitcher

BRIAN BRANSON

/s/ Brian Branson

[Signature Page to Amendment to Agreement and Plan of Merger]